Exhibit 10.10

1-Feb-2014

Mr. Mohor Sen

[Address]

SUB: APPOINTMENT LETTER

Dear Mohor:

With reference to your application and subsequent interviews you have had recently regarding your appointment with Azure Power India Pvt. Ltd. having its registered office at New Delhi (hereinafter referred to as “Azure” which shall mean and include the said company, its executors, assigns and successors -in -interest).

We are pleased to offer you a position in our organization on the following terms and conditions,

1.	Appointment/Designation

You are being appointed as Sr. VP – Human Resources w. e. f. 1-Feb-2014.

WHEREAS

•	The Company is engaged with the business of generation and production of solar energy and electricity.

•	The Employee has represented to the Company that he/she has the requisite knowledge, expertise, experience and skill to render the services in relation to the requirements of such person under the terms of this Agreement.

•	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

2.	Salary

You will be entitled to a consolidated salary (Fixed) of Rs. 48, 00,000 Lacs/annum which includes salary and other allowances/reimbursements as prescribed for the post. Please note that all payments will be strictly as per the rules and regulations as defined under the Income Tax Act, 1961 and other related statutes, and any subsequent modifications. The management reserves the right to merge, bifurcate or modify the salary structure at any time at its sole discretion keeping the CTC same.

3.	Performance Management/Appraisals

Performance management/Appraisals are designed to foster mutual understanding about job responsibilities, job interest and career objectives between the employees and their supervisors, share employee concerns and problems set mutually agreeable goals and targets for the nest review period.

4.	Job Responsibilities

You will be a part of the Human Resources at Azure. Your duties and responsibilities will be discussed with you in detail at the time of joining and may be re-assigned to you from time to time. You might be assigned additional responsibilities as and when required. We will continuously monitor your work performance to ensure that you remain challenged and that our work program brings out the best in you. We look forward to deliverables that fully attest to your background and qualifications. You shall abide by such rules and regulations, directions, instructions or orders of the Company, in this regard, as are issued or communicated from time to time.

5.	Medical Fitness

Your appointment and continuance will be subject to your being medically fit for job/work and the management will have the right to get you examined from the company’s Medical Practioner, whose finding shall be final and binding upon you.

6.	Transferability

1)	Your services may be transferred from one job/position/location to another, from one department to another or from the appointing company to any other company /division of Azure, whether existing at present or to be set up in future anywhere in India or abroad.

2)	In such a case, you will be governed by the rules, regulation, and orders as applicable in the establishment to which you have been transferred, including conditions and rules covering Working Hours, Leave, Holidays Salary, Allowances and perquisites.

7.	Leaves

All leaves shall be in accordance with the Company’s policy and would require prior sanction / approval of the sanctioning authority. In case of sick leave or casual leave or any other leave taken under unforeseen circumstances, for which prior approval is not possible, immediate information by telephone will be required to be sent to the sanctioning authority. The necessary written approval is to be taken on your next working day and mailed to HRD. In case you fail to do so, Management will have the right to take action against you under the rules of the Company.

8.	Probation

You will be confirmed from the date of your appointment.

9.	Termination from Service

If you shall be found engaged in or abetting immoral, illegal or other activities against the interests of the organization or its employees or found absent for more than seven consecutive working days without prior permission in writing of the management or if you proceed on leave without prior sanction or overstay the sanctioned leave without proper intimation and/or approval, at the discretion of the Azure management, your service may automatically come to an end and a presumption will be drawn that you have abandoned the employment/service on your own accord by losing lien on the post and under such circumstances you will lose all rights to any compensation or other payables due to you after proper adjustments.

Further, notwithstanding anything contained in this Agreement, the Company shall be entitled to terminate this Agreement forthwith in the event of:

9.1 any breach of integrity, act of dishonesty, embezzlement or any misconduct by the Employee or in case of breach of the terms, conditions or stipulations contained in this Agreement, by the Employee;

9.2. the Employee’s disobedience, willful refusal, willful or negligent failure, or unsatisfactory performance as to perform duties reasonably assigned by the Company after being provided notice by the Company and a reasonable opportunity to cure such breach in a manner satisfactory to the Company;

9.3. the Employee being convicted of any criminal offence or committing fraud against, or the misappropriation of material property belonging to the Company;

9.4. the Employee breaching in any material respect the terms of this Agreement, any organizational documents of the Company, or any other material agreement of the Company, and failing to cure such breach in a manner satisfactory to the Company within ten (10) days after receipt of notice by the Company;

9.5. any material violation by the Employee of the Company’s policies prohibiting harassment of employees, any violation by the Employee of an engagement policy of the Company which results in material liability to the Company, or any act or omission which materially damages the Company’s business or assets; or

9.6. any other action or inaction on the part of the Employee that would constitute adequate cause for termination pursuant to applicable law and regulations.

10.	Relinquishing Service / Relieving

After confirmation both the parties to the contract may terminate the contract of employment by giving Six months’ notice in writing or salary in lieu of the notice period. However, if you choose to terminate this relationship, the company reserves the right to relive you at its sole discretion before the expiry of the notice period without any liability towards the payment of salary/emoluments etc.

1.	After confirmation if the management perceives the services of the employee are undesirable for the organization they may be terminated on an immediate basis without assigning any reason whatsoever. In this situation the employee will not be entitled to any salary/wages/expense reimbursement whatsoever.

2.	Even after confirmation the basic salary is taken into consideration for the calculation of the salary in lieu of the notice period i.e. all full and final settlements.

11.	Job Assignments

You may, during the course of your employment, be given any assignment that may derive from the Company’s business needs as defined from time to time by your reporting manager and the Azure management. Such management shall give you any assignment that they, in their subjective judgment, feel is suited to your background, qualifications or experience. You will not refuse to carry out any assignment solely on the grounds that it has not been part of your usual duties during your employment. You will also not be entitled to any additional compensation for carrying out any job, which in the opinion of the Management is equivalent to the job you have been assigned earlier.

12.	Non Compete and Non Solicit

12.1	The Employee hereby undertakes and ensures that all business opportunities known to him or made known to him at any time, with respect to and/or connected with the business of the Company are referred to the Board and shall be undertaken in any other company only if the Board does not avail of such opportunity, in which event the employee may undertake the said business opportunity through any other entity provided that in so undertaking the said business opportunity, the Employee shall, at all times, ensure that the time spent by him on such other business opportunity not taken up by the Company shall not impede the performance of his services to the Company.

12.2	The Employee covenants and agrees that during the subsistence of this Agreement, he/she shall not, directly or indirectly attempt in any manner to solicit from any client/customer, except on behalf of the company, business of the type carried on by the Company or to persuade any person, firm or entity which is a client/ customer of the Company to cease doing business or to reduce the amount of business which any such client/customer has customarily done or might propose doing with the Company whether or not the relationship between the Company and such client / customer was originally established in whole or in part through his or its efforts.

12.3	The Employee acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of this services for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to the Employee covenants and agrees that during the term of engagement and during the for a period of one year thereafter but subject to clause 12.1 above, the Employee shall not directly or indirectly, enter into the engagement of, tender consulting or other services to, acquire any interest in (whether for the Employee’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly or indirectly, with any of the companies or entitles (i) in the same lines of business that the Company is engaged in at the time the Employee’s engagement is terminated,

12.4	During and for one year following termination of engagement (i) the Employee may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current Employee, marketing agent, or employee of the Company to terminate his or her engagement, agency or consultancy with the Company, or any (B) prospective Employee with whom the Company has had discussions or negotiations within six months prior to the Employee’s termination of engagement not to establish a relationship with the Company. (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Company or (iii) induce any potential customer with whom the Company has had discussions or negotiations within [six months] prior to the Employee’s termination of engagement not to establish a relationship with the Company.

13.	Confidentiality

13.1	The Employee recognizes that he is being hired in a position of trust and confidence with the Company and will in the course of his engagement with the Company, be exposed to various items of secret and confidential information that are proprietary to the Company. The Employee acknowledges that the Company needs to protect such secret and confidential information, covenants to hold any such information in trust for the Company and undertakes not to disclose such information to any third party.

13.2	The Employee represents that his performance of the terms of this Agreement and his engagement with the Company does not and will not breach any agreement to keep in confidence information previously acquired by him in confidence from any third party, The Employee has not entered into, and agrees, subject to clause 2.1 above, not to enter into, agreement in conflict with this Agreement or which in any way prohibits his performance of or restricts his ability to perform his obligations under this Agreement. The Employee has not brought, and agrees he/she will not bring. With him/her to the Company for use in his/her engagement with the Company any materials or documents of a former employer or any other person or entity for whom he/she has provided services (paid or unpaid) that are not generally available to the public unless he/she has obtained express written authorization from the former employer or other person or entity for whom he/she provided such services for their possession and use.

14.	Intellectual property

14.1	The Employee acknowledge that ownership of, and all right, title, and interest in, all the trademarks, trade names, brand names, patents, designs, domain names and other intellectual property rights created by the Employee expressly for the Company (“Intellectual Properties”) shall vest in the Company.

14.2

The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be a “work for hire” under the laws of any jurisdiction. In any event, the Employee hereby transfers and shall be deemed to have assigned in favour of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity as and when the same co me into existence. The Employee shall assist and cooperate with Company in perfecting the Company’s rights in the Intellectual Properties.

14.3	The Employee shall not during the continuation of this Agreement or thereafter, divulge or make use of any trade secret or confidential information concerning the business of the Company or any of its dealing, transactions and affair or any information concerning any of its suppliers, agents, distributors or customers which the Employee possesses or comes into possession while in the engagement of the Company or which he may make or discover while in the service of the Company and the Employee shall also use his best endeavour to prevent and other person from doing so. All data, documents, plans, drawings, photographs, reports, statements, correspondence, etc, and technical information, know-how and instructions as well as business details or commercial policies that pass to the Employee or which come to the Employee’s knowledge shall be treated as confidential and the Employee shall be bound to keep secret all such confidential matters including papers and documents, computer floppies. CDs containing the same and shall not disclose, communicate, reproduce or distribute the same or copies thereof to anyone except In the course of the rightful discharge of his duties as the chief executive officer of the Company.

14.4	The Employee represents and warrants that he/she will keep all Intellectual Properties created by the Employee expressly for the Company, in strict confidence and shall use the same only for the purpose of the business and benefit of the company and for no other purpose, except with prior written consent of the Company.

14.5	The Employee further represent and warrants that all the Intellectual Properties created by the Employee expressly for the Company are original, and that the Employee possesses all rights necessary to effectuate the transfer of the rights as contemplated above. Nothing contained herein shall apply in the event of any innocent infringement.

14.6	The Employee shall forthwith communicate to the Company and transfer to it the exclusive benefits of all inventions, processes, improvements, and any other discoveries which the Employee may make or discover in the course of his association with the Company, relating to any trade or business of the Company and will give full information as to the exact mode of working and using the same and also all such explanations and instructions to the officers and workmen of the Company as may be necessary to enable them to work effectively and will at the expense of the Company furnish it with all necessary plans, drawing and models.

14.7	The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be under a contract of service. In consideration of his engagement with the Company, the Employee hereby transfers and shall be deemed to have assigned in favor of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity. The Employee agrees that such assignment shall be perpetual, worldwide and royalty free. The Employee agrees that notwithstanding the provisions of Section 19(4) of the Copyright Act, 1957, such assignment in so far as it relates to copyrightable material shall not lapse nor the rights transferred therein revert to the Employee, even if the Company does not exercise the rights under assignment within a period of one year from the date of assignment, The Employee acknowledges and agrees that he shall waive any right to and shall not raise any objection or claims to the Copyright Board with respect to the assignment, pursuant to Section 19A of the Copyright Act, 1957. The Employee shall assist and cooperate with Company in perfecting the Company’s rights in the intellectual Properties.

14.8	The Employee shall, whenever requested so to do by the Company whether during or after the termination of his engagement hereunder, at the cost of the Company execute and sign any and all applications, assignments and other instruments which the Company may deem necessary or advisable in order to obtain protection for aforesaid improvement, inventions and discoveries in such countries as the Company may direct and to vest in the Company the whole, right, title and interest therein.

15.	Other General Terms of Employment

1)	The employee shall not be associated in any whatsoever with any competitor company for a period of at least 12 months after departure from Azure.

2)	The assets/data given to you are exclusive rights of the organization; you are only given the mere authorization to utilize the assets/data on behalf and for the organization. All data created by you during your association with the company are also exclusive rights of the company. Upon resignation it is your primary duty to hand-over all these assets/data to your reporting manager assigned by the company and obtain the necessary clearances from your department and subsequently the HRD. In case of any tampering or illegal usage of these assets/data or non-submission of the assets/data upon resignation, the company reserves all rights to initiate appropriate legal actions against you and you will automatically loose all rights to any dues payable to you.

3)	In case Azure imparts High cost training to the employee, the employee shall be required to enter into a written agreement with Azure prior to the training and only after the agreement has been signed will the employee be permitted to proceed for the training.

4)	This appointment will cease immediately, if any of the statement made or particulars given in your application/employment form are found to be false or incorrect in material particulars.

5)	This appointment letter along with the Annexure shall form the contract of employment between you and Azure (“Azure” or “The Company”).

6)	Failing to observe any of the condition of service, including those specified in the rules will amount to the misconduct of “Willful” disobedience of any lawful and reasonable order of a superior.

7)	The Company with the consent of the employee has the right to vary, amend and modify an item of the pay packet without adversely affecting the total pay packet

8)	This appointment is based on the information given by you to us in your application/employee data form and during you evaluation process and shall be considered null and void of any material error/suppression in the company’s opinion is discovered at any point of time.

9)	In case of any change in the address during the course of your employment it shall be your duty to intimate the same to the mgt/personnel department in writing within three days from such change in address.

10)	All communications sent to you by the mgt. At your last given address shall be deemed to have been delivered to you at correct address.

11)	You will be responsible for the safe custody of the tools, equipment, documentation and any other items entrusted to you and in case of any damage or loss, the management shall have the right to deduct the same from your salary/wages besides taking any other disciplinary action as may deemed fit and proper.

12)

In case of theft, fraud, dishonesty, drunkenness, fighting, riotous or disorderly behavior or conduct, smoking and spitting on the premises, gambling, damaging or destroying records, files papers or other information (whether in tangible or non-tangible form), or properties of the company, impertinence, in subordination, threatening, assaulting or intimidating any superior officer/ manager/ Director, holding or organizing or taking part in any meeting, demonstration, illegal strike, unlawful and unjustified cessation of work or adopting go slow tactics or refusal of work or attempt to incite or intimidate or force other workmen to go on strike in advance, habitual negligence in discharge of duties, using insulting words or abusive languages towards the superior/manager, vulgarity, molestation of other employees, teasing and cutting indecent jokes or making indecent remarks towards other employees and any other act/omission/offence constituting misconduct is alleged against you in accordance with the provision of the standing orders/service Rules of the company you may be placed under suspension pending enquiry and shall not be entitled to any form of salary/wages during the period of such suspension.

13)	If during the suspension enquiry or in accordance with the report of enquiry office your misconduct will be proved or you will be found guilty, your services will be liable to be terminated without giving notice or compensation or wages in lieu of notice.

16.	Verification

This appointment is based on the details provided by you to the Company. Your appointment is subject to satisfactory verification of your character, antecedents, and testimonials.

You will be required to submit the following prior to your first day of Employment with the Company

•	Completed Application Form

•	Copy of pay slip of your last month of employment

•	Copy of current/last employer’s Appointment Letter

•	Copy of all Degree and/or Professional Course certificates

•	Photocopy of Passport /Driving License/PAN card

•	Relieving Letter from last employer

•	4 Passport size photographs

17.	Joining

You shall take up your duties on or before the 1-Feb-2014 solely at your own expenses and will be reimbursed on the scheduled date as per the company policy. You will be reporting to the CEO and will be posted at New Delhi.

This letter is being sent to you in duplicate. Please affix your signature on the duplicate copy in token of your acceptance of the salary, perks & benefits as well as all other terms and conditions contained in this letter and return the same to us for our records within seven days from issue of this letter.

We look forward to your favorable reply and to working with you at Azure

Wishing you all the best...
Yours Sincerely

for Azure Power India Pvt. Ltd.

[/s/ ILLEGIBLE]
Authorized Signatory

I Mohor Sen, hereby declare that I had fully read and understood the terms & conditions enumerated above to the best of my knowledge and belief.

I hereby agree & accept the all the above terms and conditions.

/s/ Mohor Sen
Signature of the Employee

Name:	Mohor Sen
Date:	1-Feb-2014

Annexure I

BREAKUP OF CTC

Name	Mohor Sen
Designation	Sr. VP - Human Resources
Company	Azure Power India Pvt. Ltd.	Department	Human Resources

Salary Components	Monthly	Annual
Basic Salary	1,60,000	19,20,000
House Rent Allowance	80,000	9,60,000
Conveyance	800	9,600
Medical Allowance/ Reimbursement	1,250	15,000
Special allowance	1,57,170	18,86,040

Total Salary Components (A)	3,99,220	47,90,640

Other Compensation Components
Provident Fund (Company’s Share)		9,360
Variable Component (up to 12.5% of the CTC)		0

Total of other Compensation Components (B)		9,360

Total Cost to the Company (A + B)		48,00,000

for Azure Power India Pvt. Ltd.

[/s/ ILLEGIBLE]

Authorized Signatory

/s/ Mohor Sen

Signature of the Employee

Name:	Mohor Sen
Date:	1-Feb-14